UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20F, Tower E1, The Towers, Oriental Plaza
No. 1 East Chang An Avenue
Dong Cheng District
Beijing, P.R. China
Post code: 100738

(Address of principal executive offices) (Zip code)

+86 (10) 8520-5588

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On December 16, 2010, UTStarcom, Inc. (the “Company”) issued a press release announcing that the Company’s Board of Directors (the “Board”) had elected Mr. Linzhen Xie as a director, effective December 13, 2010.  Mr. Xie was also appointed to the Board’s Audit Committee and its Nominating and Corporate Governance Committee. The move increased the size of the Board from six to seven directors. As a result of the election, the majority of the directors constituting the Board are independent directors.

Mr. Xie brings his considerable experience in the telecommunications industry to the Board and the Company.  At age 70, Mr. Xie has about 28 years of experience in China’s electronics industry, and for the last 21 of those years he has served as a Professor of electronics at Peking University.  He holds a number of positions with industry associations and companies including: Vice President of China Mobile Communications Association since 2004; Chief Scientist and member of the Board of Directors of CECT-Chinacomm Communications Co. Ltd., a state-owned wireless broadband service provider since 2006;  a member of the Board of Directors of SIM Technology Group Ltd., a Hong Kong listed mobile handset and wireless communication development company since 2009; and a member of the Board of Directors of Funtalk China Holding Ltd., a NASDAQ listed distributor of mobile communications devices and accessories since 2009.

The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein in its entirety by reference.

Item 9.01               Financial Statements and Exhibits.

(d)               Exhibits

Exhibit Number	Description
99.1	Press Release dated December 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: December 20, 2010	By:	/s/ Edmond Cheng
	Name:	Edmond Cheng
	Title:	Chief Financial Officer

Exhibit Number	Description
99.1	Press Release dated December 16, 2010